                                                                    EXHIBIT 10-d


                              EMPLOYMENT AGREEMENT
                              --------------------

     Nordson Corporation, an Ohio corporation (the "Company"), and William P. Madar (the "Executive") agree as follows:

                                    PART I

                      PRELIMINARY RECITALS AND AGREEMENTS
                      -----------------------------------

        1. EMPLOYMENT AND DUTIES. The Company agrees to employ the Executive, and the Executive agrees to serve the Company, as the Company's President and Chief Executive Officer. The Executive shall devote his full business time and efforts to the performance of duties assigned to him by the Board of Directors of the Company (the "Board") that are normally incident to the office of Chief Executive.

        2. DURATION OF EMPLOYMENT. The Executive's employment shall begin February 15, 1986, and unless otherwise terminated shall continue through the full Initial Period hereof and any Subsequent Period. Although it is the present intention of the Company and the Executive that the Executive's employment shall continue at least through the Initial Period, either party may terminate his employment prior to the end of the Initial Period or any Subsequent Period by giving sixty (60) days' prior written notice to the other. In addition, either party may give notice of nonrenewal for any Subsequent Period as provided in Section 4 below.

     3. DURATION OF AGREEMENTS WITH RESPECT TO COMPENSATION. Except as expressly modified below, the Company's obligations under Part II hereof shall continue in full force and effect through the Initial Period hereof and through any Subsequent Period.

     4. "INITIAL PERIOD;" "SUBSEQUENT PERIOD." The Initial Period of this Agreement shall begin February 15, 1986, and shall continue through February 15, 1991. Each February 15th during the Initial Period and any Subsequent Period, defined below, is herein referred to as an "Anniversary Date." The Agreement shall be extended automatically as of the Anniversary Date of each year beginning in 1991 for additional one year periods ("Subsequent
Periods"), with such modified terms hereof as may be mutually agreeable to the Executive and the Board, until and unless during the last year of the Initial Period or during any such Subsequent Period either party shall have given written notice to the other party not less than six months prior to the next succeeding Anniversary Date of its or his intention not to renew the Agreement on such Anniversary Date.


                                    PART II

                           AGREEMENTS WITH RESPECT TO
                           --------------------------
                            EXECUTIVE'S COMPENSATION
                            ------------------------

     5.  Cash Compensation.
         -----------------
               (a) During the Initial Period and each Subsequent Period, the Executive's base salary shall be ad-justed annually as of the beginning of each fiscal year of the Company ("Fiscal Year"). The initial base salary effective during the Fiscal Year ending November 2, 1986, shall be at an annual rate of three hundred sixty thousand dollars ($360,000.00). Thereafter, the base salary shall be reviewed by the Compensation Committee of the Board (the "Compensation Committee") and shall be determined by the Board upon consideration of the recommendation of the Com-pensation Committee; provided, however, that such base salary for any Fiscal Year shall not be less than the base salary of the prior Fiscal Year and shall be increased as of the commencement of each Fiscal Year by at least as much as the greater of (i) the percentage increase, if any, during the twelve month period ending on the immediately preceding June 30 in the index number entered in the "All Items" column of the table entitled "Consumer Price Index for All Urban Consumers, U.S. City Average" published in the MONTHLY LABOR REVIEW of the Bureau of Labor Statistics of the United States Department of Labor and (ii) the percentage increase, if any, during the same period in compensation payable to chief executive officers occupying similar positions, as determined by Hay Management Consultants or such other consultant as may be agreed upon by the Executive and the Compensation Committee. The alternative in clause (ii) of the preceding sentence shall apply only if the Executive and the Compensation Committee shall, no less than sixty (60) days prior to the commencement of such Fiscal Year, have agreed upon both the consultant to determine such percentage increase and the definition of "compensation payable to chief executive officers occupying similar positions" to be used by the consultant in making the determination.

     (b) The Company also agrees that the Executive shall be selected as a participant in, and receive incentive compensation according to the terms of, the Company's Management Incentive Compensation Plan during each year of the Initial Period and any Subsequent Period for so long as the Company continues such Plan. The Company currently expects to continue such Plan from year to year and agrees that if such Plan, is not continued for any year during the term of this Agreement the Board shall nevertheless award the Executive a bonus for such year as though the Plan in effect on February 15, 1986 were still in effect.

    6.  Restricted Stock.
        ----------------
       (a) The Company shall grant to the Executive 10,000 Common Shares with a par value of $1 each of the Company (the "Common Shares") on February 15, 1986, and on each Anniversary Date during the Initial Period and each Subsequent Period. Except as contemplated by subsections (b) and (c) below, the Common Shares granted under this Section 6 (the "Restricted Stock") may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, otherwise than by will or the laws of descent and distribution, for the following periods, based upon the year in which the Restricted Stock is granted:

         (i) Restricted Stock granted in 1986 and 1987 shall be restricted for three years from the date of grant. The restrictions on thirty percent (30%) of the shares granted in each such year shall lapse on the day prior to the first Anniversary Date after the date of grant, the restrictions on thirty percent (30%) of such shares shall lapse on the day prior to the second Anniversary Date after the date of grant, and the restrictions on forty (40%) of such shares shall lapse on the day prior to the third Anniversary Date after the date of grant.

         (ii) Restricted Stock granted in 1988 shall be restricted for three years from the date of grant. The restrictions on forty percent (40%) of the shares granted in 1988 shall lapse on the day prior to the first Anniversary Date after the date of grant, the restrictions on forty percent (40%) of such shares shall lapse on the day prior to the second Anniversary Date after the date of grant, and the restrictions on twenty percent (20%) of such shares shall lapse on the day prior to the third Anniversary Date after the date of grant.

     (iii) Restricted Stock granted in 1989 and each subsequent year shall be restricted for two years from the date of grant. The restrictions on fifty percent (50%) of the shares granted in each such year shall lapse on the day prior to the first Anniversary Date after the date of grant, and the restrictions on fifty percent (50%) of such shares shall lapse on the day prior to the second Anniversary Date after the date of grant.

In addition, Restricted Stock may not be sold or transferred by the Executive otherwise than in compliance with federal law, the Ohio Securities Act, as amended from time to time, or any other applicable state securities laws. Each certificate representing Restricted Stock granted hereunder shall bear legends referring to the restrictions in accordance with Ohio law.

                   (b) In the event of a merger, consolidation or acquisition in which the Company is not the surviving corporation, or a tender or exchange offer for at least a majority of the outstanding Common Shares, all restrictions on shares of Restricted Stock theretofore granted to the Executive shall lapse prior to the effective date of such merger, consolidation or acquisition or consummation of such tender or exchange offer.

       (c) In the event of any change in the outstanding Common Shares by reason of a stock dividend, stock split, recapitalization, merger, consolidation, combination or exchange of shares or other similar change, the aggregate number of shares of Restricted Stock to be issued hereunder shall be appropriately adjusted.

       (d) The Executive agrees that he will not elect under Section 83(b) of the Internal Revenue Code of 1954, as amended (the "Code"), or any similar provisions of the Code, to include the tax basis of any Restricted Stock in his gross income for any year prior to the year in which inclusion of such tax basis is required by the Code. The Company shall pay to the Executive on or before the date such Executive's federal income tax payment is due with respect to Restricted Stock on which restrictions have previously lapsed, a cash bonus (a "gross-up bonus") intended to pay such federal income taxes. Such gross-up bonus shall be equal to a percentage of the tax basis of the shares of Restricted Stock on which the restrictions have lapsed during the year for which the Executive's taxes are then due. Such percentage shall be equal to a fraction, the numerator of which shall be the product of the

Executive's marginal federal income tax rate for the year in which the restrictions lapsed multiplied by the sum of the tax basis of the Restricted Stock on which such restrictions have lapsed plus the amount of the gross-up bonus, and the denominator of which is the tax basis of such Restricted Stock. The parties recognize that the Executive's marginal tax rate may vary from year to year and that the gross-up bonus shall vary accordingly. The Executive shall promptly advise the Company if the gross-up bonus needs to be adjusted as a result of audit or otherwise, and the Executive and the Company agree to make such adjustments as are required.

                    7.  Stock Options; Stock Purchase Plan.
                        ----------------------------------
                   (a) On February 15, 1986, and on each Anniversary Date during the Initial Period and each Subsequent Period, the Company shall grant to the Executive options to purchase a number of Common Shares computed as set forth in the next succeeding sentence. On the date of grant, the aggregate fair market value of the Common Shares subject to the options granted shall be equal to the sum of the Executive's base salary under Section 5(a) plus his incentive bonus under Section 5(b) for the prior Fiscal Year; provided that the Common Shares subject to options granted on February 15, 1986 shall have an aggregate fair market value on such date equal to $432,000.00, and the aggregate fair market value on the date of grant of the

Common Shares subject to options granted in 1987 will be equal to the sum of $360,000.00 plus the amount the Executive would have received as an incentive bonus under Section 5(b) for the 1986 Fiscal Year had he been employed for a full year. The stock options granted hereunder shall be incentive stock options within the meaning of Section 422A of the Code to the maximum extent allowed. The balance of such options shall be nonqualified stock options.

     (b) The Executive shall also be entitled to participate in the Nordson Corporation Employee Stock Purchase Plan (the "Stock Purchase Plan").

     8. BENEFITS AND PERQUISITES. The Executive shall be entitled to benefits and perquisites generally provided by the Company to its executive officers and such benefits and perquisites as are recommended by the Compensation
Committee and approved by the Board. Such benefits shall include, but not be limited to, life insurance, short-term and long-term disability insurance, comprehensive medical coverage for the Executive, his spouse and any depend-ent children ("medical coverage"), financial counseling and tax preparation, an executive automobile or its equivalent, first-class travel as the Executive deems advisable, an allowance for travel by his spouse as deemed advantageous by the Executive to promote the Company's interests, membership in business oriented clubs, including the Pepper

Pike Club and the Union Club, and at least five weeks of paid vacation per year. For purposes of benefits administration, the Executive shall be deemed to have been employed by the Company for twenty years at the date of commencement of his employment, except as otherwise provided herein.

     9.  Supplemental Retirement Benefits.
         --------------------------------
         (a)  Pension Benefit.
         1. COMPUTATION. Upon termination of the Executive's employment with the Company, the Executive shall be eligible to receive an annual straight-life supplemental pension benefit equal to a percentage of his Highest Consecutive 36-Month Average Annual Compensation reduced by:

           (i) The sum of:

            (A) the annual straight-life normal retirement benefits to which the Executive is eligible under the qualified defined benefit pension plan and any supplemental defined benefit pension retirement plan of The Standard Oil Company which are attributable to employer contributions;

            (B) the annual straight-life normal retirement benefit to which the Executive becomes eligible under any nonqualified defined benefit program of the Company which is attributable to contributions by the Company;

         (C) the annual straight-life normal retirement pension benefit to which the Executive becomes eligible under any tax-qualified defined benefit pension plan of the Company which is attributable to contributions of the Company; and

         (D) fifty percent (50%) of the Executive's Primary Social Security Amount, as defined under the Nordson Corporation Salaried Employees Pension Plan (the "Nordson Pension Plan"); and

       (ii) .4166 percent for each month that commencement of his supplemental pension benefit occurs prior to age 60.

The percentage referred to in the preceding sentence shall be equal to the lesser of (i) fifty six percent (56%) and (ii) the product of one and six-tenths percent (1.6%) multiplied by a fraction, the numerator of which is the sum of two hundred forty eight (248) plus the number of months of the Executive's benefit service under the Nordson Pension Plan and the denominator of which is twelve (12).

         2. METHOD OF PAYMENT. The supplemental pension benefit computed under paragraph 1 above shall be payable to the Executive in (i) a lump sum form computed utilizing the interest rate and deferred rates for lump sum benefit purposes under the Nordson Pension Plan or (ii) any optional method of payment available to a participant in the Nordson Pension Plan computed utilizing the same fac-tors applicable thereto, as the Executive shall elect in writing.

         3. THE HIGHEST CONSECUTIVE 36-MONTH AVERAGE ANNUAL COMPENSATION. For purposes of the computation in paragraph 1 above, the Highest Consecutive 36-Month Average Annual Compensation shall mean one-third of the aggregate amount of the Executive's base salary under Section 5(a) and incentive bonuses under Section 5(b) with respect to the thirty six (36) consecutive calendar months which produce a higher average than any other such thirty six
(36) consecutive calendar months; for this purpose, one-twelfth of the Executive's incentive bonus for each Fiscal Year shall be allocated to each month of the Fiscal Year for which the incentive bonus is awarded, and the Executive's base salary and incentive bonuses shall include any portion thereof that is deferred pursuant to any deferred compensation program sponsored by the Company. Notwithstanding the foregoing, if the Executive's months of employment with the Company are fewer than thirty six (36), such term shall mean the annual average of the aggregate amount of such base salary and incentive bonuses for his entire employment period.

               (b) RETIREMENT BENEFITS. Upon the termination of Executive's employment with the Company, the Executive will receive a supplemental retirement benefit, payable in a lump sum, equal to any amount forfeited by him solely by reason of the termination of his employment prior to the vesting in full of his benefits under the Nordson Corporation Salaried Employees' Retirement
Plan and the Nordson Corporation Excess Defined Contribution Retirement Plan, or any subsequent plan adopted by the Company that furnishes comparable benefits to participants.


                                    PART III

                         EFFECTS OF DEATH, DISABILITY,
                           RESIGNATION OR TERMINATION
                           --------------------------

       10. EFFECTS OF DEATH OR DISABILITY. If the Executive is continuously incapacitated for a period of six months so that he cannot perform his duties hereunder on a full-time basis, then either the Company or the Executive may give written notice to the other terminating the Executive's employment effective thirty (30) days thereafter (the "Disability Termination Date"). If the Executive dies prior to the termination of his employment or notice of termination for disability is given as provided above, the Company's obligations under Part II hereof shall terminate as of the Executive's death or the Disability Termination Date except as follows:

         (a) CASH COMPENSATION. The Executive or his estate shall continue to receive his base salary in accordance with Section 5(a) for a period of two years following his death or the Disability Termination Date.

         (b) RESTRICTED STOCK. The Company shall be under no obligation to grant additional Restricted Stock pursuant to Section 6, but any restrictions then in effect shall immediately lapse with respect to all Restricted Stock previously granted.

         (c) STOCK OPTIONS; STOCK PURCHASE PLAN. The Company shall be under no obligation to grant further options pursuant to Section 7, and the Executive's participation in the Stock Purchase Plan shall terminate as therein provided. The Executive or his estate may exercise options then held by him in accordance with the terms of such options.

         (d) INSURANCE AND PENSION BENEFITS. The Company shall continue to provide medical coverage for so long as the Executive, his spouse or any dependent child is living and to provide group life insurance coverage to the Executive for so long as he is living. The Company's obligations under Section 9 shall remain in full force and effect. Any benefit payable under Section 9 shall be payable to the Executive or, in the event of his death, to his designated beneficiary. In the event of the Executive's death prior to the termination of his employment, the Company shall, in satisfaction of its obligations under Section 9(a), provide a monthly survivor benefit to the Executive's surviving spouse which is equal to one-half of the actuarial equivalent of the supplemental pension benefit computed under Section 9(a) as of the date of the Executive's death, but without any reduction for early commencement under subparagraph l(ii) of
Section 9(a), and payable immediately in a fifty percent (50%) joint and survivor form computed using the factors utilized under the Nordson Pension Plan; provided, however, that if the Executive dies prior to age 55 he will be deemed nevertheless to have attained age 55 on the date of his death. In the event of the Executive's disability, the Executive shall be deemed to continue in the employ of the Company and shall accrue months of benefit service for purposes of the supplemental pension benefit computed under Section 9(a) until the earlier of (i) attainment of age 65 and (ii) the age on which the Executive elects to receive his supplemental pension benefit. Moreover, for purposes of determining his Highest Consecutive 36-Month Average Annual Compensation under paragraph 3 of Section 9(a), the Executive shall be deemed to have continued receiving the compensation he received during the Fiscal Year prior to his disability. If the Executive is terminated by reason of disability, any benefits paid pursuant to Section 9(a) shall be reduced by the amount of disability benefits received by the Executive through the Company or the Social Security Administration.

     11. EFFECTS OF TERMINATION BY THE COMPANY. If the Company terminates the Executive's employment, other than pursuant to Section 13 hereof, its obligations under Part II hereof shall terminate, except as provided below. A termination by the Company shall be considered as having occurred not only if notice is given by the Company under
Section 2, but also if it gives notice of its intention not to renew for a Subsequent Period under Section 4.

         (a) CASH COMPENSATION. The Executive shall continue to receive his base salary in accordance with Section 5(a) plus an additional amount equal to 20% of his base salary until the later of the end of (i) the Initial Period or (ii) one year from date of termination of employment.

         (b) RESTRICTED STOCK. The Company shall be under no obligation to grant additional Restricted Stock pursuant to Section 6, but any existing restrictions then in effect shall immediately lapse with respect to all Restricted Stock previously granted.

         (c) STOCK OPTIONS; STOCK PURCHASE PLAN. The Company shall be under no obligation to grant further options pursuant to Section 7, and the Executive's participation in the Stock Purchase Plan shall terminate as therein provided. The Executive may exercise options then held by him in accordance with the terms of such options.

         (d) INSURANCE AND PENSION BENEFITS. The Company shall continue to provide medical coverage and group life insurance to the Executive only so long as the

Executive, his spouse or any dependent child is living and the Executive is not receiving medical coverage or group life insurance, as the case may be, through other employment. The Company's obligations under Section 9 shall remain in full force and effect. For purposes of Section 9, if the Executive elects to retire on or after the date of termination and has not attained age 56, he shall be deemed to have attained age 56 for purposes of computing the reduction in the supplemental pension benefit under subparagraph l(ii) of Section 9(a). If at such time he does not have at least sixty (60) months of benefit service under the Nordson Pension Plan, he shall be deemed to have sixty (60) months of such benefit service for purposes of computing the percentage referred to in
Section 9(a).

     12. EFFECTS OF RESIGNATION OR RETIREMENT BY THE EXECUTIVE. If the Executive's employment is terminated by reason of his resignation or retirement, the Company's obligations under Part II hereof shall terminate, except as provided below. A resignation by the Executive shall be deemed to have occurred not only if he gives notice under Section 2, but also if he gives notice of his intention not to renew for a Subsequent Period under Section 4.

         (a) CASH COMPENSATION. The Executive shall continue to receive his base salary in accordance with Section 5(a) for a period of one year following the termination of his employment.

         (b) RESTRICTED STOCK. The Company shall be under no obligation to grant additional Restricted Stock, and any shares of Restricted Stock on which the restrictions have not lapsed prior to the termination of his employment will be forfeited and returned to the Company.

         (c) STOCK OPTIONS; STOCK PURCHASE PLAN. The Company shall be under no obligation to grant further options pursuant to Section 7, and the Executive's participation in the Stock Purchase Plan shall terminate as therein provided. The Executive may exercise options then held by him in accordance with the terms of such options.

         (d)  INSURANCE AND PENSION BENEFITS.  The Company's obligations under
Section 9 shall remain in full force and effect. The Company shall continue to provide medical coverage for one year after the termination of his employment except for any period during which the Executive is receiving medical coverage through other employment; provided, however, that if the Executive has attained age 56 at or prior to the termination of his employment, the Company shall continue to provide medical coverage for so long as the Executive, his spouse or any dependent child is living and the Executive is not receiving medical coverage through other employment.

     13. EFFECTS OF TERMINATION BY THE COMPANY FOR CAUSE. Notwithstanding anything to the contrary herein, in the event that the Executive's employment is termi-nated by the Company for the reason that the Executive is convicted of a felony involving the Company or its property (other than a felony committed by the Executive in good faith and in a manner he reasonably believes to be in the best interests of the Company), all of the Executive's rights to compensation and benefits, including supplemental retirement benefits provided in Section 9, shall terminate, and shares of Restricted Stock on which the restrictions have not lapsed shall be forefeited and returned to the Company.

                                    PART IV

                                 MISCELLANEOUS

     14. TRADE SECRETS; CONFIDENTIAL AND PROPRIETARY INFORMATION. The Executive shall not at any time or in any manner, either directly or indirectly, divulge, disclose or communicate to any person, firm or corporation in any manner whatsoever any information concerning any matters affecting or relating to the business of the Company, except as directed by the Company, including without limiting the generality of the foregoing, any of its cus-tomers, its prices or proceeds from sales, its products or any other information concerning the business of the Company, its manner of operation, its plans, processes, or other data, without regard to whether all of the foregoing matters will be deemed confidential, material, or impor-tant; the parties hereto stipulating that as between them the same are important, material and confidential and affect the effective and successful conduct of the Company's business. This Section 14 shall remain in full force and effect after termination of this Agreement for any reason.

     15. COVENANT NOT TO COMPETE. The Executive agrees that during the term of this Agreement and for a period of five years thereafter he will not, without the Company's prior written consent, directly or indirectly engage in, make any investment in or have any interest in any business in competition with the business of the Company; and he will not advise, assist or render services either directly or indirectly to any person, firm or corporation other than the Company with reference to any business in competition with business engaged in by the Company during the Executive's employment by the Company. For purposes of this Section 15, a business in competition with the Company shall mean any business engaged in the manufacture, processing, purchase or distribution of products of the Company at the time of the Executive's termination.

     16. SUCCESSORS; BINDING AGREEMENT. (a) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

         (b) This Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive's personal or legal representatives, executors or administrators.

        17. NOTICES. All notices, requests, demands and other communications made or given in connection with this Agreement shall be in writing and shall be deemed to have been duly given (a) if delivered, at the time delivered or
(b) if mailed, at the time mailed at any general or branch United States Post Office enclosed in a registered or certified postage paid envelope addressed to the address of the respective parties as follows:

  To the Company:     Nordson Corporation
                      P.O. Box 151
                      555 Jackson Street
                      Amherst, Ohio 44001


  To the Executive:   Mr. William P. Madar
                      2986 Kingsley Road
                      Shaker Heights, Ohio 44122

or to such other addresses as the party to whom notice is to be given may have previously furnished to the other party in writing in the manner set forth above, provided that notices of changes of address shall only be effective upon receipt.

     18. MODIFICATIONS AND WAIVERS. No provisions of this Agreement may be modified or discharged unless such modification or discharge is authorized by the Board and is agreed to in writing, signed by the Executive and by another executive officer of the Company. No waiver by either party hereto of any breach by the other party hereto or any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

     19. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement of the parties hereto relating to the subject matter hereof and there are no written or oral terms or representations made by either party other than those contained herein.

     20. GOVERNING LAW. The validity, interpretation, construction, performance and enforcement of this Agreement shall be governed by the laws of the State of Ohio.

     21. INVALIDITY. The invalidity or unenforceability of any term or terms of this Agreement shall not invalidate, make unenforceable or otherwise affect any other term of this Agreement which shall remain in full force and effect.

     22. HEADINGS. The headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

     IN WITNESS WHEREOF the parties hereto have executed this Agreement in Cleveland, Ohio, on January 30, 1986.

ATTEST:                                   NORDSON CORPORATION


/s/William D. Ginn                        By:    /s/Eric T. Nord
-----------------------                      ----------------------------
      Secretary                                 Chairman of the Board


                                               /s/William P. Madar
                                             ----------------------------
                                                     Executive